                                                                   Exhibit 10.32

                               September 19, 1998

Mr. Richard M. Greenwood
President and Chief Executive Officer
Bank Plus Corporation
4565 Colorado Boulevard
Los Angeles  CA  90039

Re: SEVERANCE AGREEMENT

Dear Rick:

This will memorialize our agreement, subject to the conditions described below, on the terms of the severance of your employment by Bank Plus Corporation ("Bank Plus") and its affiliates, including Fidelity Federal Bank, a FSB ("Fidelity"; together with Bank Plus and their respective subsidiaries, the "Company"), as well as the termination of the Employment Agreement dated as of August 1, 1997 (the "Employment Agreement"), between you and Fidelity and the related letter agreement dated August 1, 1997 (the "Bank Plus Agreement") between you and Bank Plus concerning your employment by Bank Plus and Bank Plus' guarantee of the obligations of Fidelity under the Employment Agreement.

You agree to resign all positions, whether as an officer, director or employee, with Bank Plus, Fidelity and their respective affiliates, and you agree to a termination of the Employment Agreement and the Bank Plus Agreement, all effective September 21, 1998, on the following terms and subject to the following conditions:

1. Fidelity would pay you a lump sum cash severance payment of $200,080 (subject to applicable withholding);

2. Fidelity would retain you for a period of 2 years commencing September 21, 1998, to provide consulting services as an independent contractor to the Company pursuant to a consulting agreement under which you would make yourself available for not more than ten hours per month, in exchange for which Fidelity would agree to pay you a bi-weekly consulting fee of $16,154 during such period, for a total of $840,008; such consulting agreement would not provide for a non-compete provision; the full amount of any unpaid balance of the consulting fee for any remaining term of the consulting agreement will accelerate upon a change in control, as that term is defined in the Employment Agreement;

3. Bank Plus would issue to you shares of newly issued, unregistered common stock having a value of $260,000 based on the closing price on September 18, 1998, for Bank Plus Common Stock on the Nasdaq National Market as published in the Wall Street Journal;

                                                                   Exhibit 10.33

4. Fidelity would provide you with your current level of health benefits for two years or such shorter period of time until you obtain other employment with reasonably comparable health benefits;

5. Your promissory note payable to Bank Plus in the principal amount of $265,000 would be restructured to commence bearing interest at a current market rate, will have a five-year maturity, and will be payable in equal monthly installments of principal and interest calculated on a 30-year amortization schedule, and the restructured note will be secured by no less than a second lien on your principal residence (whether current or future), so long as, at the time the lien is placed on your principal residence, the aggregate loan-to-value ratio of such lien and all senior liens is no greater than 90%, unless you provide at your expense mortgage insurance acceptable to Bank Plus;

6. You would supply Bank Plus and Fidelity and their respective affiliates, officers, directors, employees, consultants, accountants and attorneys with a general release of all known and unknown claims;

7. Bank Plus and Fidelity would supply you with a release of all known claims;

8. Bank Plus and Fidelity would reaffirm your rights to indemnification under the terms of their respective bylaws and indemnity agreements with you;

9. Fidelity would reimburse you your counsel fees in conjunction with the negotiation and documentation of this transaction in an amount not to exceed $15,000;

10. Fidelity would reimburse you for tax preparation fees in connection with your 1998 federal and state income taxes up to a maximum amount of $2,000

11. Fidelity would pay you for your accrued unused vacation days (not to exceed 280 hours) at the rate of your current base salary;

12. Any press release or written shareholder communication issued by the Company concerning your resignation would be subject to your prior review and approval, which approval will not be unreasonably withheld;

13. Neither Fidelity nor Bank Plus would restrict your ability to make proposals to Bank Plus or Fidelity for the acquisition of assets related to electronic commerce initiatives;

                                                                   Exhibit 10.33


14. Fidelity would deliver to the Office of Thrift Supervision (the "OTS") a letter to the effect that any investigations previously undertaken by Fidelity and disclosed to the OTS as the propriety of your conduct in any particular matter have been satisfactorily resolved; a copy of such letter will be provided to you;

15. During the term of the consulting agreement contemplated above, Fidelity would provide you with the same witness fees and on the same terms as described in Section 9 of the Employment Agreement; and

16. You will remain entitled to your vested benefits under other agreements, and all other benefits will remain subject to the terms of their respective governing instruments.

This agreement may be executed by the parties hereto in counterparts.

The terms of this letter are subject to the approval of the Boards of Directors of both Bank Plus and Fidelity, and, once such approvals are obtained, the terms of this letter shall become binding obligations of the parties hereto.


                                            Sincerely,

                                            BANK PLUS CORPORATION

                                            By:  /S/ GORDON V. SMITH
                                               ---------------------------------
                                                Gordon V.Smith,
                                                Chairman of the Board


                                            FIDLEITY FEDERAL BANK, A FSB

                                            By:  /S/ MARK K. MASON
                                               ---------------------------------
                                                Mark K. Mason,
                                                Executive Vice President and
                                                Chief Financial Officer



The foregoing is accepted and agreed to
this 19th day of September, 1998


 /S/ RICHARD M. GREENWOOD
-------------------------------------
Richard M. Greenwood